Exhibit 99.1
MARKETAXESS REPORTS RECORD REVENUE FOR THE SECOND QUARTER OF 2008
Diluted EPS of $0.08 on Revenue of $25.6 Million
Second Quarter Financial Highlights*
•	Diluted earnings per share of $0.08 versus $0.10.

•	Record revenues of $25.6 million, up 1.3%, including technology products and services revenues of $2.7 million.

•	Total expenses of $20.9 million, up 8.4%; expenses, excluding acquisitions, down 4.9%.

•	Pre-tax margin of 18.6%.
*All comparisons versus second quarter 2007.
NEW YORK, July 30, 2008 — MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for U.S. and European high-grade corporate bonds, emerging markets bonds and other types of fixed-income securities, today announced results for the second quarter ended June 30, 2008, which include the first full quarter of financial results for Greenline Financial Technologies Inc. (“GFT”).
Total revenues for the second quarter of 2008 increased 1.3% to a record $25.6 million, compared to $25.3 million for the second quarter of 2007. Pre-tax income for the second quarter of 2008 was $4.8 million, compared to $6.0 million for the second quarter of 2007, a decrease of 21.2%. Net income for the second quarter of 2008 totaled $2.8 million, or $0.08 per share on a diluted basis, compared to $3.6 million, or $0.10 per share on a diluted basis, for the second quarter of 2007.
For the second quarter of 2008, pre-tax margin was 18.6%, compared to 23.9% for the second quarter of 2007.
“In the second quarter, we achieved record revenue results, made great progress in the integration of our acquisition of Greenline Financial Technologies, and attracted a valuable new strategic investor in Technology Crossover Ventures,” commented Richard M. McVey, chairman and chief executive officer of MarketAxess. “Although credit market dislocations continue, our product capabilities are expanding, investor order flow continues to grow, and we are taking steps to broaden our pool of liquidity providers.”
Second Quarter Results
Total revenue for the second quarter of 2008 increased 1.3% to $25.6 million, compared to $25.3 million for the second quarter of 2007. Commission revenue totaled $20.1 million on total trading volume of $69.8 billion, compared to $21.5 million in commission revenue on total trading volume of $111.4 billion for the second quarter of 2007.
U.S. high-grade corporate bond commissions decreased 13.6% to $12.6 million on trading volume of $42.7 billion for the second quarter of 2008, compared to $14.5 million in commissions on trading volume of $67.5 billion for the second quarter of 2007. U.S. high-grade fixed-rate and floating-rate bond trading volume totaled $37.5 billion and $2.7 billion, respectively, compared to $42.9 billion and $19.6 billion, respectively, in the second quarter of 2007. Total U.S. high-grade trading volume includes single-dealer inquiries of $2.5 billion and $5.0 billion for the second quarter of 2008 and the second quarter of 2007, respectively. U.S. high-grade trading volume as a percentage of FINRA’s high-grade TRACE trading volume decreased to an estimated 7.5%, compared to an estimated 11.1% for the second quarter of 2007.
European high-grade corporate bond commissions increased 14.9% to $5.1 million on trading volume of $11.8 billion for the second quarter of 2008, compared to $4.5 million in commissions on trading volume of $23.8 billion for the second quarter of 2007. European high-grade bond commissions included distribution fees of $3.8 million and variable transaction fees of $1.3 million, based on the European pricing plan that was introduced in June 2007.
Other commissions, which includes emerging markets, high yield, credit default swaps and agencies, of $2.5 million on trading volume of $15.3 billion was in line with $2.5 million in commissions on $20.1 billion in trading volume for the second quarter of 2007.
Technology products and services, which reflects revenue for technology licenses, support and professional services from our organic trading technologies business as well as our acquisitions of GFT and Trade West Systems (“TWS”), totaled $2.7 million, compared to $0.6 million for the second quarter of 2007.
Other revenue, which consists of information and user access fees, investment income and other revenue, decreased 13.7% to $2.8 million, compared to $3.3 million for the second quarter of 2007, due to a decrease in investment income.
There were a total of 64 and 63 trading days in the U.S. and U.K., respectively, in the second quarter of 2008, compared to 63 and 61 trading days in the U.S. and U.K., respectively, in the second quarter of 2007.
Total expenses for the second quarter of 2008, which include the first full quarter of expenses from the acquisition of GFT and expenses from TWS, increased 8.4% to $20.9 million, compared to $19.3 million for the second quarter of 2007. Excluding expenses related to GFT and TWS, total expenses decreased 4.9% to $18.3 million in the second quarter of 2008. Employee compensation and benefits expense increased 5.1% to $11.6 million, compared to $11.0 million for the second quarter of 2007, due to higher wages related to the acquisition of GFT and stock-based compensation, offset by reduced variable incentive compensation. Professional and consulting expenses increased 41.2% to $2.5 million, compared to $1.8 million for the second quarter of 2007, due to higher legal expense and technology consultant costs. General and administrative expenses increased 13.3% to $1.5 million, compared to $1.3 million for the second quarter of 2007, due to increased charges for doubtful accounts.
Pre-tax income for the second quarter of 2008 was $4.8 million, compared to $6.0 million for the second quarter of 2007. Pre-tax margin was 18.6%, compared to 23.9% for the second quarter of 2007.
The effective tax rate for the second quarter of 2008 was 40.2%, compared to 41.2% for the second quarter of 2007. The effective tax rate in the second quarter of 2008 decreased from an effective tax rate of 46.2% in first quarter of 2008 due to higher pre-tax income contribution from our European businesses and higher tax-exempt investment income.
Net income for the second quarter of 2008 was $2.8 million, or $0.08 per diluted share, compared to $3.6 million, or $0.10 per diluted share, for the second quarter of 2007.

Employee headcount as of June 30, 2008 was 200, compared to 174 as of June 30, 2007. Employee headcount as of June 30, 2008 includes 35 employees from the acquisitions of GFT and TWS.
Balance Sheet Data
As of June 30, 2008, total assets were $229.1 million and included $118.4 million in cash, cash equivalents and securities, and a deferred tax asset of $37.3 million. Cash, cash equivalents and securities does not include net proceeds of $6.8 million from the closing on July 14, 2008 of the final tranche of the purchase by Technology Crossover Ventures (“TCV”) of a minority stake in MarketAxess, described in more detail below. Total shareholders’ equity as of June 30, 2008 was $210.7 million.
Strategic Investment by Technology Crossover Ventures
On July 14, 2008 MarketAxess announced the closing of the final tranche of the purchase by TCV of a minority stake in MarketAxess, consisting of preferred stock and warrants, for an aggregate purchase price of $35.0 million. The TCV transaction had no material impact on earnings per share in the second quarter of 2008.
With the closing of the final tranche and TCV’s initial investment previously announced on June 3, 2008, TCV has acquired a total of (i) 35,000 shares of Series B preferred stock, convertible into 3.5 million shares of MarketAxess common stock at a conversion price of $10.00 per share, and (ii) ten-year warrants to purchase an additional 700,000 shares of common stock at an exercise price of $10.00 per share. With the closing of the final tranche, TCV now owns approximately 9% of MarketAxess’ common stock on a fully-diluted basis, excluding the TCV warrants. The terms of the investment include a seven year standstill, a one year lock-up and an automatic conversion provision.
In conjunction with the closing, Bob Trudeau, a general partner of TCV, was elected to the MarketAxess board.
Webcast and Conference Call Information
Richard M. McVey, MarketAxess’ chairman and chief executive officer, T. Kelley Millet, president, and James N.B. Rucker, chief financial officer, will host a conference call to discuss the Company’s financial results and outlook this morning at 8:30 a.m. Eastern time. To access the conference call, please dial 866-831-6224 (U.S.) or 617-213-8853 (international). The passcode for all callers is 28078532. The Company will also host a live audio webcast of the conference call on the Investor Relations section of the Company’s website at www.marketaxess.com. An archive of the call will be available by dialing 888-286-8010 (U.S.) or 617-801-6888 (international) for one week after the announcement. The passcode for replay callers is 67537416. The web cast will also be archived at www.marketaxess.com for 90 days following the announcement.
About MarketAxess
MarketAxess operates one of the leading platforms for the electronic trading of corporate bonds and certain other types of fixed-income securities, serving as an electronic platform through which our more than 650 active institutional investor clients can access the liquidity provided by our 31 broker-dealer clients. MarketAxess’ multi-dealer trading platform allows our institutional investor clients to simultaneously request competitive, executable bids or offers from multiple broker-dealers, and to execute trades with the broker-dealer of their choice. MarketAxess offers our clients the ability to trade U.S. high-grade corporate bonds, European high-grade corporate bonds, credit default swaps, agencies, high-yield and emerging markets bonds. MarketAxess also provides data and analytical tools that help our clients make trading decisions, we provide connectivity solutions that facilitate the trading process by electronically communicating order information between trading counterparties and we provide our clients with ancillary technology services. Our DealerAxess® trading service allows dealers to trade fixed-income securities with each other on our platform.

Cautionary Note Regarding Forward-Looking Statements
This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. Actual results in future periods may differ materially from the those currently expected or desired because of a number of risks and uncertainties, including: our dependence on our broker-dealer clients; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; our limited operating history; the level of trading volume transacted on the MarketAxess platform; the absolute level and direction of interest rates and the corresponding volatility in the corporate fixed-income market; our ability to develop new products and offerings and the market’s acceptance of those products; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our future capital needs and our ability to obtain capital when needed; our exposure to risks resulting from non-performance by counterparties to transactions executed between our broker-dealer clients in which we act as an intermediary in matching back-to-back trades; and other factors. The Company’s actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.
# # #
Media and Investor Relations Contacts:
Stephen Davidson
MarketAxess Holdings Inc.
+1-212-813-6021
William McBride
Gavin Anderson & Co.
+1-212-515-1970

MarketAxess Holdings Inc.
Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	June 30		June 30
	2008	2007	2008	2007
	($ in thousands, except per share data)		($ in thousands, except per share data)
	(unaudited)		(unaudited)
Revenues
Commissions
U.S. high-grade	$12,554	$14,532	$24,956	$28,214
European high-grade	5,120	4,456	9,709	9,210
Other	2,464	2,468	4,768	4,725

Total commissions	20,138	21,456	39,433	42,149
Information and user access fees	1,442	1,468	2,923	2,822
Investment income	761	1,258	1,752	2,480
Technology products and services	2,676	575	3,443	600
Other	620	547	1,025	1,018

Total revenues	25,637	25,304	48,576	49,069

Expenses
Employee compensation and benefits	11,576	11,010	22,594	22,513
Depreciation and amortization	1,816	1,879	3,596	3,790
Technology and communications	2,048	1,935	4,153	3,698
Professional and consulting fees	2,521	1,786	4,674	3,622
Occupancy	739	805	1,506	1,554
Marketing and advertising	683	530	1,266	883
General and administrative	1,495	1,320	3,063	2,501

Total expenses	20,878	19,265	40,852	38,561

Income before taxes	4,759	6,039	7,724	10,508
Provision for income taxes	1,911	2,487	3,280	4,506

Net income	$2,848	$3,552	$4,444	$6,002

Per Share Data:
Earnings per share:
Basic	$0.08	$0.11	$0.13	$0.19
Diluted	$0.08	$0.10	$0.13	$0.17

Weighted-average common shares:
Basic	32,932	32,928	32,672	31,871
Diluted	34,759	34,631	34,065	34,579

MarketAxess Holdings Inc.
Consolidated Condensed Balance Sheet Data

	June 30, 2008	December 31, 2007
	($ in thousands)
	(unaudited)	(audited)
Assets
Cash and cash equivalents	$96,256	$72,711
Securities available for sale	22,122	51,579
Deferred tax assets, net	37,343	37,207
All other assets	73,343	36,869

Total assets	$229,064	$198,366

Liabilities and Stockholders’ Equity

Total liabilities	$18,317	$23,969
Series B Preferred Stock	24,172	—
Total stockholders’ equity	186,575	174,397

Total liabilities and stockholders’ equity	$229,064	$198,366

MarketAxess Holdings Inc.
Volume Statistics

	Total Trading Volume		Total Trading Volume
	Three Months Ended		Six Months Ended
	June 30		June 30
	2008	2007	2008	2007
	($ in millions)		($ in millions)
	(unaudited)		(unaudited)
U.S. high-grade — multi dealer [1,2]
fixed-rate	$37,450	$42,939	$70,997	$83,351
floating-rate	2,708	19,557	5,546	35,036
U.S. high-grade — single dealer	2,500	5,047	4,906	9,984
European high-grade	11,805	23,777	19,871	52,117
Other[2]	15,337	20,093	32,954	35,382

Total	$69,800	$111,413	$134,274	$215,870

	Average Daily Volume		Average Daily Volume
	Three Months Ended		Six Months Ended
	June 30		June 30
	2008	2007	2008	2007
	($ in millions)		($ in millions)
	(unaudited)		(unaudited)
U.S. high-grade [1,2]	$667	$1,072	$652	$1,027
European high-grade	187	390	159	417
Other[2]	240	319	264	283

Total	$1,094	$1,781	$1,075	$1,727

Number of U.S. Trading Days [3]	64	63	125	125
Number of U.K. Trading Days [4]	63	61	125	125

1	Effective March 2008, the Company began reporting separately U.S. high-grade fixed-rate and floating-rate trading volumes.

2	Volumes from the Company’s DealerAxess® interdealer trading service are included in the Company’s reported U.S. high-grade or “Other” trading volumes, as appropriate. Consistent with FINRA TRACE reporting standards, both sides of each DealerAxess® trade are included in the Company’s reported trading volumes.

3	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.

4	The number of U.K. trading days is based on the U.K. Bank holiday schedule.